EXHIBIT 5.1

[OSBORN MALEDON, P.A. LETTERHEAD]

June 11, 2008

The Inventure Group, Inc.
5050 N. 40th Street, Suite 300
Phoenix, Arizona 85018

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that you are filing with the Securities and Exchange Commission with respect to 749,900 shares of Common Stock, par value $.01 per share (the “Shares”), which may be issued pursuant to The Inventure Group, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”).

Based upon the foregoing, we are of the opinion that the Shares, when duly issued and sold in accordance with the Plan, the Registration Statement and the relevant individual award instruments, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

OSBORN MALEDON, P.A.

By:	/s/ Christopher S. Stachowiak
Christopher S. Stachowiak
Authorized Representative